UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2021

SiTime Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39135	02-0713868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5451 Patrick Henry Drive, Santa Clara, CA		95054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (408) 328-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SITM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2021, on the recommendation of the nominating and corporate governance committee of the Board of Directors (the “Board”) of SiTime Corporation (the “Company”), the Board elected Christine A. Heckart as a Class II director for a term expiring at the 2021 Annual Meeting of Stockholders. There was no arrangement or understanding between Ms. Heckart and any other persons pursuant to which she was selected as a director. Ms. Heckart was also appointed to the nominating and corporate governance committee of the Board.

Christine A. Heckart, age 55, served as the Chief Executive Officer of Scaylr, Inc., a cloud-based data analytics platform company, from January 2019 until its acquisition by SentinelOne in February 2021, at which time she began overseeing the Data Analytics business unit of SentinelOne.  From December 2017 until August 2018, Ms. Heckart was Senior Vice President of Business Unit and Product Marketing of Cisco Systems, Inc., an internet technology company, where she was responsible for all product marketing for Cisco’s portfolio. Prior to joining Cisco, she was the Senior Vice President and Chief Marketing Officer of Brocade Communications Systems, Inc., a networking solution company, from March 2014 until its acquisition by Broadcom Corporation in November 2016, where she was responsible for global marketing. From July 2012 until May 2013, she was the Chief Marketing Officer, and then the Executive Vice President, Strategy, Marketing, People and Systems at ServiceSource International Inc., a service revenue management company. From February 2010 to May 2012, she was the Chief Marketing Officer at NetApp, Inc., a data storage and management solutions provider. Ms. Heckart served as General Manager for the TV, video and music business of Microsoft Corporation, a developer of software, services, and hardware, from 2005 to 2010; and led global marketing at Juniper Networks, Inc., a provider of network infrastructure solutions, from 2002 to 2005. Ms. Heckart has served as a member of the board of directors of Contentful, a private content management platform and digital publishing company, since February 2021.  She served as a member of the board of directors of 6Sense, a privately-held business-to-business predictive intelligence engine company, from November 2015 until its acquisition by Insight Partners in 2020. Ms. Heckart served as a member of the board of directors of Lam Research Corporation, a supplier of wafer fabrication equipment and services, from May 2011 until August 2019.  Ms. Heckart earned a B.A. degree in economics from the University of Colorado at Boulder.

Ms. Heckart will participate in the Company’s independent director compensation policy (the “Policy”). Pursuant to the Policy, Ms. Heckart will be eligible to receive $40,000 per year for service as a Board member plus $5,000 per year for service on the nominating and corporate governance committee. In addition, all non-employee directors are reimbursed for reasonable expenses incurred in connection with their attendance at Board or committee meetings. Ms. Heckart is eligible to receive an automatic grant of restricted stock unit awards under the Policy and the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). Pursuant to the terms of the Policy and the 2019 Plan, Ms. Heckart shall receive a one-time initial restricted stock unit award for 2,493 shares of the Company’s common stock (the “Initial Grant”). One third of the Initial Grant will vest on each of May 20, 2022, May 20, 2023, and May 20, 2024, so long as Ms. Heckart continues to serve as a director through the applicable vest date. The vesting of the Initial Grant will accelerate in connection with a change in control as that term is defined in the 2019 Plan, subject to the non-employee director’s continuous service as a director on the effective date of the change in control.

In connection with her election to the Board, the Company and Ms. Heckart entered into a letter agreement (the “Letter Agreement”). A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and the description of the material terms of the Letter Agreement is qualified in its entirety by reference to such exhibit. In addition, Ms. Heckart entered into the Company’s standard form of indemnity agreement.

On April 5, 2021, the Company issued a press release announcing the appointment of Ms. Heckart. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated April 1, 2021, between the Company and Christine Heckart.
99.1	Press release, dated April 5, 2021, relating to the appointment of Christine Heckart to the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SITIME CORPORATION

Date: April 5, 2021	By:	/s/ Vincent P. Pangrazio
Vincent P. Pangrazio
Executive Vice President, Chief Legal Officer and Corporate Secretary